EXHIBIT 99.(a)
Florida Power Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

                                                                Media contact:
                                                                Melodye Hendrix
                                                               (813) 866-4282

[CORPORATE LOGO OMITTED]

                Crystal River Nuclear Plant Restart Meetings Held

         St. Petersburg, FL (May 12, 1997) -- Florida Power Corporation met last week with officials from the Nuclear Regulatory Commission (NRC) in Atlanta to discuss progress relating to the restart of the company's nuclear plant, Crystal River 3 (CR-3). The unit was taken off-line on September 2 of last year to repair a cracked lube-oil pipe. After repairs were made on the pipe, the company continued with the shutdown to perform required modifications on the plant's emergency cooling system. Similar changes also have been necessary at other U.S. nuclear plants of the same design. CR-3 is expected to return to service by the end of this year.

         Last week's meetings included a May 8 update to the NRC relating to the plant's "System Readiness Review Program." The program is designed to assess safety-related systems and provide reasonable assurance that these systems comply according to the plant's license. Up to this point, this effort has involved over 8,000 system checks and over 10,000 worker hours. Engineers from Florida Power explained that to date, none of the discrepancies has impacted the company's planned restart date. The company will complete its review by the end of July.

         In addition, a Restart Panel meeting held May 9 involved representatives from Florida Power and the NRC. The company informed the NRC that design basis modification work was progressing as planned. The expected year-end restart date is based on completion of upgrades to the emergency feedwater system and emergency diesel generators. Field work and testing related to these modifications is expected to be completed by November, allowing time for NRC license amendments and final regulatory approval.

         Operations and maintenance (O & M) costs associated with the modifications have not significantly changed. However, the additional work necessary to complete the "System Readiness Review Program" and resolution of associated issues has resulted in O & M costs projected for 1997 to be substantially higher than previously reported.

                                            -continued-

Florida Power/NRC meetings
page 2.


         Florida Power estimates that O & M expenditures could range from $80 million to $100 million higher than its original target for 1997 nuclear O & M costs. Total O & M expenditures for the nuclear plant could range from $170 million to $190 million in 1997. Additional capital costs for 1997 could range from $30 million to $45 million, increasing the total capital expenditures for CR-3 to $40 million to $55 million.

         The company does not plan to seek recovery of these additional outage costs through an increase in customer rates.

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements including statements regarding the estimated O & M and capital costs associated with the nuclear outage, the impact of the outage on earnings, and the restart of the nuclear unit by the end of 1997. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct impact on actual results include successful execution of the restart plan, actions of regulatory bodies, potential new plant modifications not foreseen at this time which extend the outage beyond 1997 and other factors described in the company's Securities and Exchange Commission filings.

         Florida Power Corporation is the principal subsidiary of St. Petersburg-based Florida Progress Corporation (NYSE:FPC) and serves 1.3 million customers in central and northern Florida.


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